Amendment No. 2 to Participation Agreement
Among
MFS Variable Insurance Trust
Pacific Life & Annuity Company
Massachusetts Financial Services Company
     MFS Variable Insurance Trust (the “Trust”), Pacific Life & Annuity Company (the “Company” ), on its behalf and on behalf of certain Accounts, and Massachusetts Financial Services Company (“MFS”), have previously entered into a Participation Agreement dated May 1, 2007 (the “Agreement”). The parties now desire to amend the Agreement by this amendment (the “Amendment”).
     Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.
A M E N D M E N T
     For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:
1.	Schedules A and B of the Agreement are deleted and replaced in their entirety with the Schedules A and B attached hereto, respectively.

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused its duly authorized officers to execute this Amendment effective as of May 1, 2011.

Trust:	MFS Variable Insurance Trust

	By:	/s/ Susan S. Newton
	Name:	Susan S. Newton
	Title:	Assistant Secretary

MFS:	Massachusetts financial services company

	By:	/s/ Robert J. Manning
	Name:	Robert J. Manning
	Title:	Chief Executive Officer

Company:	Pacific Life & Annuity Company

	By:	/s/ Anthony J. Dufault
	Name:	Anthony J. Dufault
	Title:	Assistant Vice President

	Attest:	/s/ Jane M. Guon
Jane M. Guon, Corporate Secretary

Schedule A
Separate Accounts and Associated Variable Contracts/Policies

Name of Separate Account and Date Established	Policies/Contracts Funded By
by Board of Directors	Separate Account
Separate Account A of Pacific Life & Annuity Company January 25, 1999	Pacific One Select
Pacific Portfolios
Pacific Portfolios for Chase
Pacific Voyages
Pacific Value
Pacific Value Edge
Pacific Innovations Select
Pacific Journey
Pacific Journey Select
Pacific Odyssey
Pacific Explorer
Pacific Destinations
Pacific Destinations B

Pacific Select Exec Separate Account of Pacific Life & Annuity Company September 24, 1998	Pacific Select Exec II — NY Pacific Select Exec III — NY Pacific Select Exec IV — NY Pacific Select Exec V — NY Pacific Select Estate Preserver — NY

Separate Account I of Pacific Life Insurance Company June 8, 2002	Magnastar Magnastar — Survivorship

Schedule B
The Separate Account(s) shown on SCHEDULE A may invest in the following Portfolios of the MFS Variable Insurance Trust:
PORTFOLIOS SUBJECT TO THE PARTICIPATION AGREEMENT
TRUST I

MFS Core Equity Series—Service Class
MFS Global Equity Series—Service Class
MFS Growth Series—Service Class
MFS High Income Series—Service Class
MFS Investors Growth Stock Series—Service Class
MFS Trust Series—Service Class
MFS Mid Cap Growth Series—Service Class
MFS New Discovery Series—Service Class
MFS Research Bond Series—Service Class
MFS Research International Series—Service Class
MFS Research Series—Service Class
MFS Strategic Income Series—Service Class
MFS Total Return Series—Service Class
MFS Utilities Series—Service Class
MFS Value Series—Service Class
     Other Portfolios or series of shares of the Trust as may become available and open to new investors on or after the effective date of this Agreement shall also be deemed subject to the Participation Agreement.

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